Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between COMMITTED CAPITAL ACQUISITION CORPORATION, a Delaware corporation (the “Company”), and JONATHAN SEGAL (the “Executive”), and effective as of the “Closing,” as such term is defined in that certain Agreement and Plan of Merger dated as of October 16, 2013 by and among the Company, THE ONE GROUP, LLC, and the other parties thereto (the “Merger Agreement”). The date of the Closing is referred to in this Agreement as the “Effective Date”.

RECITALS

WHEREAS, the Executive has served The One Group, LLC as sole manager and chief executive officer;

WHEREAS, the Executive has valuable knowledge and skills that are important to the success of the Company; and

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to be so employed by the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company (including its subsidiary The One Group LLC) and, in such capacity shall be responsible for the general management of the business, affairs and operations of the Company, shall perform such duties as are customarily performed by a chief executive officer of a company of a similar size and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority, control and direction of the Board of Directors of the Company (the “Board”). The Executive shall at all times be the most senior executive of the Company. The Company shall take all necessary and appropriate action to appoint Executive as a member of the Board, and the Company shall nominate and recommend the Executive for re-election as a director at each election of directors that occurs during the Term of Employment (as defined below). The Executive shall report to the Board and shall devote substantially his full business time and attention to the business and affairs of the Company and its subsidiaries. The Executive shall perform his duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner. The Executive shall not engage in any other business activities that could reasonably be expected to conflict with the Executive’s duties, responsibilities and obligations hereunder; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for: serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company and with the written consent of the disinterested members of the Board, which consent shall not be unreasonably withheld or delayed; delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; engaging in professional organization, program activities, not-for-profit and civic and charitable activities; and managing his personal investments, including without limitation certain current investments in hospitality transactions as described on Schedule A attached hereto (“Permitted Investments”); provided that such activities do not materially interfere with the due performance of his duties and responsibilities under this Agreement as determined by the Board in good faith.

2. Term. The employment hereunder shall be for a term of four (4) years commencing on the Effective Date and ending on the four (4) year anniversary thereof (the “Expiration Date”), unless terminated earlier pursuant to Section 4 of this Agreement (the “Term of Employment”). Thereafter, this Agreement shall automatically be renewed and the Term of Employment extended for additional consecutive terms of one (1) year (each a “Renewal Term”), unless such renewal is objected to by either the Company or the Executive upon ninety (90) days written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.

3. Compensation and Related Matters.

(a) Base Salary. As compensation for services rendered hereunder, the Executive shall initially receive a salary of $450,000 annually (the “Base Salary”), which shall be paid in accordance with the Company’s then prevailing payroll practices. The Base Salary shall be increased to $575,000 effective January 1, 2015 assuming no changes in the Executive’s role and responsibilities and subject to review by the Board, or the compensation committee of the Board, but in all circumstances the approval of such increase not to be unreasonably withheld or delayed. Thereafter, the Executive shall receive such increases (but not decreases) in his Base Salary as the Board, or the compensation committee of the Board, may approve in its sole discretion from time to time; provided that the Executive’s Base Salary will be reviewed for potential upward adjustment not less often than annually.

(b) Bonus. The Executive will be eligible to receive an annual, discretionary bonus (the “Bonus”) based in part upon achievement of individual and corporate performance objectives as determined by the Board. The Bonus shall be targeted at seventy five percent (75%) of the Executive’s then-effective annual Base Salary. The Executive shall be eligible to receive a Bonus in excess of the targeted Bonus if Company performance exceeds 100% of the targeted goals, and a Bonus below the target amount shall be payable if actual performance at least equals a minimum threshold, each as approved by the Board in consultation with the Executive at the time the annual performance goals are established. Notwithstanding the foregoing, whether the Executive receives a Bonus and the amount of any such Bonus, will be determined by the Board in its sole and absolute discretion, except that any portion of the Bonus that Board determines to be based on the targeted goals will be considered non-discretionary and payable based on achievement of such goals. The Bonus will be deemed earned provided that the Executive is employed as of December 31st of the calendar year to which such Bonus relates and is not in material breach of this Agreement as of the payment date. The Bonus, if any, will be paid no later than April 30 of the year following the year to which the performance objectives relate.

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(c) Stock Options.

(i) Grant. On the Effective Date, the Executive shall be granted, under the 2013 Employee, Director and Consultant Equity Incentive Plan (the “Stock Incentive Plan”), options (the “Options”) to purchase 1,022,104 shares of the Company’s common stock at an exercise price of $5.00 per share, such amount being the fair market value at the time of grant. The Options shall be subject to and governed by the terms of the Stock Incentive Plan and a stock option agreement.

(ii) Vesting and forfeiture.

(a) Time based Options. 50% of the Options shall vest ratably over the first five (5) anniversaries of the Effective Date (the “Time-Based Options”). In the event the Executive’s employment is terminated by the Company without Cause (as hereinafter defined) or by the Executive with Good Reason (as hereinafter defined), all of the unvested Time-Based Options shall vest. Any vested Options must be exercised within one (1) year following the Termination Date. The acceleration of any unvested Time-Based Options is expressly conditioned upon the release requirements set forth in Section 6.

(b) Milestone Options. 50% of the Options shall vest upon the achievement of certain annual targeted milestones (the “Milestones”) as determined by the Board (the “Milestones Options”). To the extent 100% of the Milestones are not achieved, a portion of the Milestones Options shall nevertheless vest if a minimum threshold of the Milestones is achieved, as approved by the Board. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, all of the unvested Milestones Options shall be automatically forfeited; subject, however, to the provisions of Section 5(e)(1) below.

(c) Warrant Forfeiture.

(1) Upon the expiration of the Company’s publicly traded warrants (the “Warrants”), a number of Options equal to (i) 228,088, multiplied by (ii) the Unexercised Ratio, shall be subject to forfeiture. For the purposes of this Section 3(c)(ii)(c)(1), the term “Unexercised Ratio” shall mean the ratio of (x) the number of Warrants which expired unexercised, to (y) 5,750,000.

(2) Options forfeited pursuant to this Section 3(c)(ii)(c) shall be proportionally subtracted from Time Based Options and Milestone Options.

(3) To the extent that Options forfeited pursuant to this Section 3(c)(ii)(c) have been exercised prior to such forfeiture, shares acquired pursuant to the exercise thereof shall be also forfeited and the exercise price thereof promptly refunded.

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(iii) Additional Awards. In the event that the Company elects from time to time during the Term of Employment to award to all of its senior management and executives options to purchase shares of the Company’s stock pursuant to any stock option plan or similar program, the Executive shall be entitled to participate in any such stock option plan or similar program on a basis consistent with the participation of other senior management and executives of the Company.

(d) Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing his services to Company, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(e) Automobile and Driver. The Company will furnish the Executive with an automobile commensurate with this position as the most senior executive of the Company, and driver for business use, and shall pay all of the related expenses for gasoline, insurance, maintenance and repairs of such automobile and salary and related expenses of the driver.

(f) Other Benefits. The Executive shall be entitled to participate in all incentive, savings and retirement plans, all welfare benefit plans and all other perquisites of employment on the same terms and conditions generally available to other executives of the Company having comparable rank, authority and seniority to the Executive. The Executive understands that, except when prohibited by applicable law or with respect to Section 5(e), the Company’s benefit plans and fringe benefits may be cancelled, changes, modified, replaced, terminated, or amended by the Company from time to time in its sole discretion so long as such revisions do not have a disproportionately negative impact on the Executive vis-à-vis other Company employees, to the extent applicable.

(g) Vacation; Holiday Pay and Sick Leave. The Executive shall be entitled to four (4) weeks’ paid vacation in each calendar year, which if not taken, may not be carried over from one calendar year to the next. Executive shall receive holiday pay and paid sick leave as provided to other executive employees of the Company. Upon cessation of Executive’s employment for any reason, Executive shall receive pay for all accrued and unused vacation, calculated at his Base Salary rate in effect at the time of the cessation of his employment, provided that the amount of vacation that Executive shall be entitled to accrue during the Term shall be in accordance with Company policy.

(h) Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

(i) Indemnification. The Executive shall be entitled to the benefits of all provisions of the Certificate of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company. In addition, without limiting the indemnification provisions of the Certificate of Incorporation or Bylaws, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Executive from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by Executive’s willful misconduct or gross negligence, including the willful breach of the provisions of this Agreement) to the extent that the Executive is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against Executive (whether or not in the right of the Company), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Company, or the rendering of services by the Executive pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. Without limitation to the foregoing, the Company shall advance to Executive on demand all reasonable expenses incurred by Executive in connection with the defense or settlement of any such claim, action, suit or proceeding, and Executive hereby undertakes to repay such amounts if and to the extent that it shall be finally adjudged that the Executive is not entitled to be indemnified by the Company under this Agreement or under the provisions of the Certificate of Incorporation or Bylaws of the Company as of the date hereof that govern indemnification of officers or directors of the Company (but giving effect to future amendments that broaden or expand any such indemnification and obligations or rights more favorably to Executive). Executive shall also be entitled to recover any costs of enforcing his rights under this Section (including, without limitation, reasonable attorneys’ fees and disbursements) in the event any amount payable hereunder is not paid within thirty (30) days of written request therefore by Executive. The Company shall, at no cost to Executive, include the Executive during the Term of Employment and for a period of not less than two (2) years thereafter, as an insured under the directors and officers liability insurance policy maintained by the Company, unless (despite best efforts of the Company) due to some unforeseeable reason it is not possible for the Executive to be so included, in which event the Company shall immediately notify the Executive.

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4. Termination. The Executive’s employment may be terminated and this Agreement terminated under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment upon written notice if the Executive becomes subject to a Disability. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative. Executive hereby consents to such examination and consultation regarding his health and ability to perform as aforesaid.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause upon written notice. For purposes of this Agreement, “Cause” shall mean the Executive: (i) commits a material breach of any material term of this Agreement or any material Company policy or procedure of which the Executive had prior knowledge; provided that if such breach is curable in not longer than 45 days (as determined by the Board in its reasonable discretion), the Company shall not have the right to terminate the Executive’s employment for cause pursuant hereto unless the Executive, having received written notice of the breach from Company specifically citing this Section 4(c)), fails to cure the breach within a reasonable time (“Cause Cure Period”); (ii) is convicted of, or pleads guilty or nolo contendere to, a felony (other than a traffic-related felony) or any other crime involving dishonesty or moral turpitude; (iii) willfully engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; (iv) engages in fraud, misappropriation, dishonesty or embezzlement in connection with the business, operations or affairs of Company (including without limitation any business done with clients or vendors); or (v) fails to cure, within 45 days after receiving written notice from Company specifically citing this Section 4(c), any material injury to the economic or ethical welfare of Company caused by Executive’s gross malfeasance, misfeasance, repeated misconduct or repeated inattention to the Executive’s duties and responsibilities under this Agreement.

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No act or failure to act on the part of the Executive shall be considered “willful” for purposes hereof unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s act or omission was in the best interests of Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of Company.

If the Company desires to terminate the Executive’s employment for Cause pursuant to this Section 4(c), the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at an in person meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the opinion of the Board, acting in good faith, a reasonable factual basis exists for the conclusion that Executive is guilty of the conduct described in this Section 4(c) and specifying the particulars thereof in detail.

(d) Termination by the Company Without Cause. The Company may terminate the Executive’s employment at any time after the two (2) year anniversary of the Effective Date without Cause upon thirty (30) days prior written notice. For purposes of this Section 4(d), if the Company declines to extend the then-current Term of Employment pursuant to Section 2, such non-extension shall be deemed a termination without Cause upon the end of the Term. During the 30-day notice period, the Executive shall remain an active employee of the Company and will be expected to continue to perform his duties in a satisfactory manner, and in compliance with all of the Company’s policies and procedures. However, the Company may, at its sole discretion, both place the Executive on paid leave and suspend all of his duties and powers for all or part of the applicable notice period.

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(e) Termination by the Executive without Good Reason. The Executive may terminate his employment at any time without Good Reason, upon 30 days prior written notice. During the 30-day notice period, the Executive shall remain an active Company employee and will be expected to continue to perform his duties in a satisfactory manner, and in compliance with all of the Company’s policies and procedures. However, the Company may, at its sole discretion, either place the Executive on paid leave or suspend all of his duties and powers for all or part of the applicable notice period.

(f) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means, in the absence of a written consent of the Executive: (i) a significant adverse and non-temporary change, diminution or reduction, for any reason, in the Executive’s current authority, title, reporting relationship or duties as Chief Executive Officer, excluding for this purpose any action not taken in bad faith and that is remedied by the Company not more than thirty (30) days after receipt of written notice thereof given by Executive; (ii) the Executive’s removal from the position of Chief Executive Officer of the Company or the Executive’s removal from or failure to be elected to membership on the Board; (iii) a reduction in the Base Salary; (iv) a material reduction in employee welfare and retirement benefits applicable to the Executive, other than any reduction in employee welfare and retirement benefits generally applicable to Company employees or as equally applied to executives in connection with an extraordinary decline in the Company’s fortunes; (v) a reduction in the indemnification protection provided to the Executive herein or within the Company’s organizational documents; (vi) the Board continuing, after reasonable notice from Executive, to direct Executive either: (I) to take any action that in the Executive’s good-faith, considered and informed judgment violates any applicable legal or regulatory requirement, or (II) to refrain from taking any action that in the Executive’s good-faith, considered and informed judgment is mandated by any applicable legal or regulatory requirement; (vii) the Board requiring the Executive to relocate outside of the New York City metropolitan area (exclusive of incidental travel for or on behalf of the Company); or (viii) a material breach by the Company of this Agreement.

If circumstances arise giving the Executive the right to terminate this Agreement for Good Reason, the Executive shall within 90 days notify the Company in writing of the existence of such circumstances, specifically citing this Section 4(f), and the Company shall have 45 days from receipt of such notice within which to investigate and remedy the circumstances (“Good Reason Cure Period”), after which 45 days the Executive shall have an additional 45 days within which to exercise the right to terminate for Good Reason. If the Executive does not timely do so the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason under this Section 4(f).

(g) Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability, as finally determined under Section 4(b), the date set forth in the Company’s written termination notice to the Executive; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to the Cause Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cause Cure Period; (iv) if the Company terminates the Executive’s employment without Cause under Section 4(d), 30 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), 30 days after the date on which the Executive provides the Company a written termination notice; (vi) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a written termination notice following the end of the Good Reason Cure Period; and (vii) if this Agreement expires under Section 2, the Expiration Date.

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5. Compensation upon Termination.

(a) Termination by the Company for Cause or by the Executive without Good Reason. If the Executive’s employment with the Company is terminated pursuant to Sections 4(c) or (e), the Company shall pay or provide to the Executive the following amounts through the Termination Date: (i) any and all earned and unpaid portion of his then-effective Base Salary (on or before the first regular payroll date following the Termination Date in accordance with applicable law); (ii) any and all unreimbursed business expenses (in accordance with the Company’s reimbursement policy); (iii) any and all accrued and unused vacation time through the Termination Date (on or before the first regular payroll date following the Termination Date in accordance with applicable law); (iv) any unpaid portion of the Bonus from a prior year, payable when other senior executives receive their annual bonuses for such year, and in no event later than March 15 of the year following the year for which the Bonus was earned; and (v) any other benefits the Executive is entitled to receive as of the Termination Date under the employee benefit plans of the Company, less standard withholdings (collectively the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b) Termination by the Company Without Cause, by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(f), then the Executive shall receive the Accrued Obligations. In addition, the Executive shall be entitled to receive from the Company the following:

(i) severance payments of his then-effective Base Salary for two (2) years, paid in equal installments according to the Company’s regular payroll schedule over the two (2) years following the Termination Date;

(ii) a pro rata portion of the Bonus for the year in which the Termination Date occurs, based on year-to-date performance as determined by the Board in good faith, payable when other senior executives receive their annual bonuses for such year, and in no event later than March 15 of the year following the year in which the Termination Date occurs (to the extent milestones for such Bonus have not yet been agreed upon as of the Termination Date, reference will be made to the milestones established for the prior year); and

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(iii) an amount equal to the “COBRA” premium for as long as the Executive and, if applicable, the Executive’s dependents are eligible for COBRA, subject to a maximum of eighteen (18) months.

(c) Severance. The payments described in Sections 5(b)(i), (ii) and (iii) above shall hereinafter be referred to as the “Severance”.

(d) Termination Upon Death or Disability. If the Executive’s employment is terminated pursuant to Sections 4 (a) or (b), the Executive (or the Executive’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive from the Company (i) payment for the Accrued Obligations at the times specified in Section 5(a) above, and (ii) a portion of the Bonus that the Executive would have been eligible to receive for days employed by the Company in the year in which the Executive’s death or Disability occurs, determined by multiplying (x) the Bonus based on the actual level of achievement of the applicable performance goals for such year, by (y) a fraction, the numerator of which is the number of days up to and including the Termination Date in the year in which the Termination Date occurs, and the denominator of which is 365, such amount to be paid in the same time and the same form as the Bonus otherwise would be paid.

(e) Severance upon a Change of Control. (i) Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within twelve (12) months following a Change in Control (as defined below) by the Company without Cause or by the Executive (with or without Good Reason), then (1) notwithstanding the vesting and exercisability schedule set forth in Section 3(c) or in any stock option agreement between the Company and the Executive, all unvested stock options granted by the Company to the Executive (whether Time-Based Options, Milestones Options or otherwise) pursuant to such agreement(s) shall immediately vest and become exercisable and shall remain exercisable for not less than 360 days thereafter; and (2) the Executive shall be entitled to receive the Severance; provided, however, that in lieu of the calculation contained in Section 5(b)(i), Executive shall be entitled to receive, within thirty (30) days from the Termination Date, a lump sum amount equal to $100 less than three times the Executive’s “annualized includable compensation for the base period” (as defined in Section 280G of the Internal Revenue Code of 1986); provided, further, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an excess parachute payment. The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology.

(ii) For purposes of this Agreement, a “Change in Control” shall be deemed to occur (i) when any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, the Company or any subsidiary or any affiliate of the Company (determined as of the date of this Agreement) or any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding securities; or (ii) when, during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that (x) the mere addition of independent directors solely to satisfy listing criteria of NASDAQ or a registered stock exchange shall not be deemed a Change in Control and (y) a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month period) or through the operation of this proviso; or (iii) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary or an affiliated company of the Company through purchase of assets, or by merger, or otherwise.

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(f) No Duty of Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Termination Date.

6. Release; Payment. The Executive’s entitlement to Severance and benefits set forth in Section 5(b) and Section 5(e) is conditioned on (A) the Executive’s executing and delivering to the Company of a mutual release of claims substantially in the form attached hereto as Exhibit A within forty-five (45) days following the Termination Date, and on such release becoming effective, (B) the Executive’s return of all Company property, data and documents to the Company as of the Termination Date, and (C) the Executive’s compliance with the restrictive covenants set forth in Sections 8 and 9; provided, that if such forty-five (45) day period begins in one taxable year and ends in the following taxable year, the Severance shall commence in the second taxable year (and any payments that would have been made in the first taxable year shall be paid in a lump sum at the time payments commence pursuant to Section 5(b) or 5(e), as the case may be).

7. Section 409A Compliance.

(a) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(b) To the extent that any of the payments or benefits provided for in Section 5 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following interpretations apply to Section 5: Any termination of the Executive’s employment triggering payment of benefits under Section 5 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company, or any of its parents, subsidiaries or affiliates, at the time the Executive’s employment terminates), any benefits payable under Section 5 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(b) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b) of this Agreement. It is intended that each installment of the payments and benefits provided under Section 5(b) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

8. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company, its parents, subsidiaries or controlled affiliates (each, an “Interested Party”), which is of value to the Interested Party in the course of conducting its business, the disclosure of which could result in a competitive or other disadvantage to the Interested Party. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; drawings, specifications, algorithms, designs, processes or formulae; software; firmware; market or sales information or plans; supplier lists (including their contact information, costs and pricing); customer lists (including past, current and potential customers, their contact information, preferences and purchase history); costs and pricing information and strategies; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by an Interested Party. Confidential Information includes information developed by the Executive in the course of the Executive’s employment with the Company, as well as other information to which the Executive may have access in connection with his employment. Confidential Information also includes the confidential information of others disclosed to Executive and with which an Interested Party has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 8(b).

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(b) Confidentiality. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose for his own benefit or the benefit of any other Person any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company or the disclosure of such Confidential Information is required by law, in which case the Executive shall give notice to and the opportunity to the Company to comment on the form of the disclosure and only the portion of Confidential Information that is required to be disclosed by law shall be disclosed.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by an Interested Party or are produced by the Executive in connection with the Executive’s employment with the Company will be and remain the sole property of the respective Interested Party. The Executive will return to the Interested Party all such materials and property as and when requested by the Interested Party. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after the termination of his employment.

(d) No Competition. From the Effective Date through the longer of (i) the four (4) year anniversary of the Closing, and (ii) the two (2) year anniversary of the Termination Date, regardless of the reason for the termination (the “Restricted Period”), the Executive will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, member, manager, franchisor, franchisee, independent contractor or otherwise, engage in, prepare to engage in, assist in, invest in, own, operate, lease, manage, license, franchise, promote, consult with, participate with, or enter into any agreement regarding any Competing Business in any Geographic Area (as defined below) in which the Company, or an Interested Party incorporating the know-how of the Company Business, distributes its products or provides its services or plans to distribute its products or provide its services. Notwithstanding the foregoing, the Executive may (i) own up to 5% of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, (ii) continue to own, and make future investments in, the Permitted Investments and (iii) make passive, minority and non-controlling investments in other hospitality venues that do not directly compete with the Company Business.

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(e) No Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive shall use his best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any Customer, Prospective Customer or Supplier to cease doing business with an Interested Party, or to reduce the amount of business it does with an Interested Party;

(ii) persuade or attempt to persuade any Service Provider to cease providing services to an Interested Party; or

(iii) solicit for hire or hire for himself or for any third party any Service Provider unless such person’s employment was terminated by the Company or any of its affiliates or such person responded to a “blind advertisement”.

(f) The following definitions are applicable to this Section 8.

(i) “Company Business” means: (A) any steak concept restaurant with an average check in excess of $75; or (B) any other restaurant or food or beverage operation that has a theme, menu or cuisine substantially similar to any current or planned (at the time of termination of the Executive’s employment with the Company, based on substantive and repeated executive-level discussions) restaurant or food or beverage operation operated by the Company. For the sake of clarity, a steak concept restaurant with an average check less than $75 is not, and shall not be deemed to be, Company Business, unless such steak concept restaurant is otherwise included within the meaning of Section 8(f)(i)(B).

(ii) “Competing Business” means any Person that engages in the Company Business, but shall not include the entities listed on Schedule A attached hereto.

(iii) “Customer” means any Person that purchased goods or services from an Interested Party at any time within twelve (12) months prior to the date of the solicitation prohibited by Section 8(e)(i).

(iv) “Geographic Area” shall mean a twenty (20) mile radius of: (A) any existing Company owned or operated restaurant or hospitality venue; or (B) any prospective location in which the Company is considering engaging in Company Business. For the sake of clarity, such prospective locations shall include any location considered in substantive and repeated executive-level discussions and any location identified in The One Group, LLC’s “Investor Presentation” dated September 2013, as modified from time to time.

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(v) “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

(vi) “Prospective Customer” means any Person with whom an Interested Party met or to whom an Interested Party presented for the purpose of soliciting the Person to become a Customer of an Interested Party within six (6) months prior to the date of the solicitation prohibited by Section 8(e)(i).

(vii) “Service Provider” means any Person who is an employee or independent contractor of an Interested Party or who was within six (6) months preceding the solicitation prohibited by Section 8(e)(ii) or (iii) an employee or independent contractor of an Interested Party.

(viii) “Supplier” means any Person that sold goods or services to an Interested Party at any time within twelve (12) months prior to the date of the solicitation prohibited by Section 8(e)(i).

(g) Reasonableness of Restrictions. The Executive recognizes and acknowledges that: (i) the types of employment which are prohibited by this Section 8 are narrow and reasonable in relation to the skills which represent the Executive’s principal salable asset both to Company and to other prospective employers; and (ii) the specific but broad temporal and geographical scope of this Section 8 is reasonable, legitimate, and fair to the Executive in light of the Company’s need to market its services and sell its services in a large geographic area in order to maintain a sufficient customer base and the limited restrictions on the type of employment prohibited herein compared to the types of employment for which the Executive is qualified to earn his livelihood.

(h) Effect of Breach. In the event that the Executive breaches any of the terms described in Section 8(d) and (e) above, the Executive acknowledges and agrees that the Restricted Period shall be tolled and shall not run during the time that the Executive is in breach of such obligations; provided that, the Restricted Period shall begin to run again once the Executive has ceased breaching the terms of Section 8(d) and/or (e) (as applicable) and is otherwise in compliance with his obligations described therein.

9. Intellectual Property.

(a) All creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which are conceived by the Executive or developed by the Executive in the course of his employment with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Executive’s employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act.

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(b) To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to his employment with the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify him, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(c) The Executive will promptly inform the Company of any Creations. The Executive will also allow the Company to inspect any Creations he conceives or develops within one year after the termination of his employment for any reason to determine if they are based on Confidential Information. The Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as his attorney in fact to undertake such acts in my name). The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his employment for any reason. The Company shall reimburse the Executive for any out-of-pocket expenses he incurs in connection with his compliance with this Section 9(c).

10. Specific Acknowledgements Regarding Sections 8 and 9.

(a) Survival. The Executive’s acknowledgments and agreements set forth in Sections 8 and 9 shall survive the termination of the Executive’s employment with Company for any reason.

(b) Severability. The parties intend Sections 8 and 9 of this Agreement to be enforced as written. However, if any portion or provision of such sections shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of such sections, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining portion and provision of such sections shall be valid and enforceable to the fullest extent permitted by law.

(c) Modification And Blue Pencil. The parties agree and intend that the covenants contained in Sections 8 and 9 of this Agreement shall be deemed to be a series of separate covenants and agreements, and if any provision of such sections shall be adjudicated to be invalid or unenforceable, such provision, without any action on the part of the parties hereto, shall be deemed amended to delete (i.e., “blue pencil”) or modify the portion adjudicated to be invalid or unenforceable, to the extent necessary to cause the provision as amended to be valid and enforceable.

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(d) Irreparable Harm. The Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions of Sections 8 or 9 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, the Executive hereby agrees that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 8 or 9, without having to post bond.

(e) Covenants Enforceable Upon Material Job Change. The Executive acknowledges and agrees that if he should transfer between or among any affiliates or subsidiaries of the Company, wherever situated, or be promoted, demoted, reassigned to functions other than his present functions, or have his job duties changed, altered or modified in any way, all terms of Section 8 and Section 9 of this Agreement shall continue to apply with full force and effect. For sake of clarity, nothing contained in this Section 10(e) shall vitiate or impact Executive’s right of termination for Good Reason.

(f) Impact of Breach on Severance. The Executive hereby expressly acknowledges and agrees that if he breaches any of the terms and/or conditions set forth in Section 8 and/or Section 9 of this Agreement following a termination of his employment either by the Company without Cause or by the Executive for Good Reason, then, in addition to the injunctive relief described in Section 10(d) above, (i) the Company shall cease providing the Executive with any further Severance as of the date of such breach, (ii) the Company shall not be obligated to provide the Executive with, and the Executive shall not be eligible or otherwise entitled to receive, any further Severance, (iii) the Company’s obligation to provide the Executive with the Severance shall be null and void, and of no further force or effect, and (iv) if a final, non-appealable judgment by a court of competent jurisdiction determines that the Executive breached Section 8 and/or Section 9 of this Agreement, the Company shall be entitled to recover, and the Executive shall be obligated to repay to the Company, any Severance previously provided to the Executive by the Company prior to the date of the Executive’s breach of Section 8 and/or Section 9 of this Agreement (as applicable). Notwithstanding the foregoing, if a final, non-appealable judgment by a court of competent jurisdiction determines that the Executive did not breach Section 8 and/or Section 9 of this Agreement and that Severance should not have been withheld, the Company shall pay to the Executive the excess amount of Severance withheld, together with interest thereon for the period such amount has been withheld at a rate equal to the prime rate of interest published in the Wall Street Journal on the date the first withheld payment was otherwise due.

(g) Intentionally Deleted.

11. Disputes; Governing Law.

(a) Except as set forth in 11(b), any controversy or claim arising out of or relating to this Agreement, a breach of this Agreement or otherwise arising out of the Executive’s employment or the termination of his employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled exclusively by arbitration before a single arbitrator appointed by the American Arbitration Association (“AAA”) in New York, New York (applying New York law) under the National Rules for the Resolution of Employment Disputes of the AAA, as may be amended from time to time. Pursuant to applicable law, the Company and you will share the AAA administrative fees, the arbitrator’s fee and expenses. All Claims and defenses which could be raised before a court must be raised in arbitration and the arbitrator shall apply the law accordingly. The arbitrator shall issue a written decision setting forth the essential findings and conclusions in sufficient detail to permit judicial review to the extent permitted by law. The decision or award of the arbitrator shall be final and binding upon the parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any relief or recovery based on any claims arising out of your employment, cessation of employment, including but not limited to, any claim of unlawful harassment or discrimination, shall be limited to that awarded by the arbitrator.

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(b) Notwithstanding the foregoing, the Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in Sections 8 or 9 of this Agreement, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, Section 8 or 9 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company from any court having competent jurisdiction over the Executive, provided that any other relief shall be pursued through an arbitration proceeding pursuant to Section 11(a).

(c) To the extent that any court action is permitted consistent with or to enforce this Section 11, the parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of New York, New York County. Accordingly, with respect to any such court action, the Executive: (i) submits to the personal jurisdiction of these courts; (ii) consents to service of process under the notice provisions set forth in Section 17; (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (iv) waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(d) BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(e) The prevailing party shall be entitled to reasonable attorneys’ fees and costs in connection with any action filed under Section 11(a), (b) or both.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles of New York or any other state.

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12. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning its subject matter.

13. Assignment. This Agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business. In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall use reasonable efforts to cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company hereunder. Notwithstanding the foregoing, if for any reason an assignee, transferee, or successor does not assume the full extent of the Company’s liabilities, obligations and duties of the Company hereunder, such event or nonoccurence shall trigger a termination without Cause under this Agreement. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, that provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable New York law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained in this Agreement, including without limitation, the terms of Sections 5, 6, 7, 8, 9, 10 and 11.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, with a copy to Giannuzzi Group LLP, 411 West 14th Street, New York, NY 10014 Attn: Nicholas L. Giannuzzi, Esq. or, in the case of the Company, to 413 West 14th Street, New York, NY 10014 Attention: Human Resources Dept., Fax No. (212) 255-9715, with a copy to Kenneth Koch, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017, Fax No. (212) 983-3115.

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18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19. Nondisparagement. The Executive agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Company or its Subsidiaries or any current or former officers, directors, employees or shareholders thereof or (ii) taking any other action with respect to the Company or its Subsidiaries which is reasonably expected to result, or does result in, damage to the business or reputation of the Company, its Subsidiaries or any of its current or former officers, directors, employees or shareholders. The Company agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Executive or (ii) taking any other action with respect to the Executive which is reasonably expected to result, or does result in, damage to the reputation of the Executive. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict either party from, truthfully and in good faith: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s or the Executive’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

20. Effectiveness. Notwithstanding the forgoing, this Agreement shall not become effective or enforceable and the Company shall not have any liability to the Executive under this Agreement unless the Closing occurs on or before October 24, 2013.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

COMMITTED CAPITAL ACQUISITION CORPORATION

By:	/s/ Samuel Goldfinger
Name: Samuel Goldfinger
Title: Chief Financial Officer

THE ONE GROUP LLC

By:	/s/ Samuel Goldinger
Name: Samuel Goldfinger
Title: Chief Financial Officer

JONATHAN SEGAL

/s/ Jonathan Segal

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Exhibit A – Release

1. Executive, individually and on behalf of his heirs and assigns, hereby releases, waives and discharges Company, and all subsidiary, parent or affiliated companies and corporations, and their present, former or future respective subsidiary, parent or affiliated companies or corporations, and their respective present or former directors, officers, shareholders, trustees, managers, supervisors, employees, partners, attorneys, agents, representatives and insurers, and the respective successors, heirs and assigns of any of the above described persons or entities (hereinafter referred to collectively as “Released Parties”), from any and all claims, causes of action, losses, damages, costs, and liabilities of every kind and character, whether known or unknown (“Claims”), that Executive may have or claim to have, in any way relating to or arising out of, in whole or in part, (a) any event or act of omission or commission occurring on or before the Termination Date, including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the Termination Date, or (b) Executive’s employment with Company or the termination of such employment with Company, including but not limited to Claims arising under federal, state, or local laws prohibiting disability, handicap, age, sex, race, national origin, religion, retaliation, or any other form of discrimination, such as the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.; Claims for intentional infliction of emotional distress, tortious interference with contract or prospective advantage, and other tort claims; and Claims for breach of express or implied contract; with the exception of Employee’s capacity as a shareholder of the Company as well as vested rights, if any, under Company retirement plans. Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim that is released, waived and discharged above. Executive understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against any Released Party concerning, directly or indirectly, Executive’s employment relationship with the Company, including his separation from employment, and/or any and all contracts between Executive and Company, express or implied. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Released Parties, to include all actual or potential legal claims that Executive may have against any Released Party, except as specifically provided otherwise in this Agreement. This release does not cover Claims relating to the validity or enforcement of this Agreement. Further, Executive has not released any claim for indemnity or legal defense available to him due to his service as a board member, officer or director of the Company, as provided by the certificate of incorporation or bylaws of the Company, or by any applicable insurance policy, or under any applicable corporate law.

2. Company, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as (“Company Releasers”), hereby fully and forever release and discharge Executive, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any Company Releaser, all of whom are collectively referred to as “Executive Releasees,” on account of facts occurring on or before the Termination Date of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, that Company Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Termination Date; EXCEPT claims and rights arising under any agreement between the Company and Executive or any statutory or common law right relating to the protection of confidential information, assignment of inventions and/or the prevention of unfair solicitation and/or competition; and EXCEPT for any claim relating to or arising from acts or omissions by Executive with respect to which Executive is ineligible for indemnification under the Company’s Certificate of Incorporation and/or bylaws, as applicable. The Company understands and agrees that by signing this Agreement, it is giving up its right to bring any legal claim against Executive released herein, except as otherwise provided in this Agreement.

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3. Executive agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue the Company for age discrimination; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by Company to consult with an attorney before signing this Agreement; and (v) was given no less than twenty-one days to consider whether to sign this Agreement. For a period of seven days after the effective date of this Agreement, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to the Board. If Executive rescinds this Agreement within seven calendar days after the effective date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.

4. Capitalized terms not defined herein have the meaning specified in the Employment Agreement between the Company and the Executive dated October , 2013.

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Schedule A

Permitted Investments

-	Hip Hospitality LLC
-	Bagatelle America LLC
-	Bagatelle Miami, LLC
-	Bagatelle Miami Management LLC
-	408 W15 Members LLC
-	408 W15 Management LLC
-	Really Cool Group, Ltd
-	Modern Hotels (Holdings), Ltd [Managing Director; a Segal family business]
-	TGF Holdings LLC

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